Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Dover Downs Gaming & Entertainment, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Dover Downs Gaming & Entertainment, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of  (loss) earnings and comprehensive (loss) income and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s credit facility expires on September 30, 2019 and at present no agreement has been reached to refinance the debt, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company has adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as of January 1, 2018, using the full retrospective method, and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715) as of January 1, 2018, which requires retrospective adoption.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2002.

Philadelphia, Pennsylvania
March 21, 2019

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Years ended December 31,
	2018	2017	2016
Revenues:
Gaming	$140,620	$138,684	$143,242
Other operating	39,311	37,744	38,537
	179,931	176,428	181,779
Expenses:
Gaming	133,967	133,921	137,395
Other operating	30,414	28,944	29,033
General and administrative	5,324	5,321	5,509
Merger costs	1,090	—	—
Depreciation	8,231	8,168	7,743
	179,026	176,354	179,680
Operating earnings	905	74	2,099
Interest expense	(790)	(840)	(863)
Other income	302	147	134
Earnings (loss) before income taxes	417	(619)	1,370
Income tax expense	(387)	(523)	(612)
Net earnings (loss)	30	(1,142)	758
Change in pension net actuarial loss and prior service cost, net of income taxes	(160)	(109)	(395)
Unrealized gain on available-for-sale securities, net of income taxes	—	6	3
Comprehensive (loss) income	$(130)	$(1,245)	$366
Net earnings (loss) per common share (Note 3):
Basic	$—	$(0.04)	$0.02
Diluted	$—	$(0.04)	$0.02

The Notes to the Consolidated Financial Statements are an integral part of these consolidated statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$10,864	$10,714
Accounts receivable	4,297	3,557
Due from State of Delaware	7,498	5,720
Inventories	1,975	1,928
Prepaid expenses and other	2,810	2,840
Receivable from Dover Motorsports, Inc.	9	7
Income taxes receivable	116	318
Total current assets	27,569	25,084
Property and equipment, net	131,322	134,527
Other assets	368	564
Deferred income taxes	1,456	1,786
Total assets	$160,715	$161,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,865	$2,571
Purses due horsemen	7,533	5,814
Accrued liabilities	9,888	8,111
Deferred credits	76	49
Contract liabilities	4,126	3,724
Revolving line of credit	15,000	19,900
Total current liabilities	39,488	40,169
Liability for pension benefits	6,883	7,483
Total liabilities	46,371	47,652
Commitments and contingencies (see Notes to the Consolidated Financial Statements)
Stockholders’ equity:
Preferred stock, $.10 par value; 1,000,000 shares authorized; shares issued and outstanding: none	—	—
Common stock, $.10 par value; 74,000,000 shares authorized; shares issued and outstanding: 18,413,587 and 18,272,809, respectively	1,841	1,827
Class A common stock, $.10 par value; 50,000,000 shares authorized; shares issued and outstanding: 14,869,623 and 14,869,623, respectively	1,487	1,487
Additional paid-in capital	6,028	5,877
Retained earnings	109,881	109,817
Accumulated other comprehensive loss	(4,893)	(4,699)
Total stockholders’ equity	114,344	114,309
Total liabilities and stockholders’ equity	$160,715	$161,961

The Notes to the Consolidated Financial Statements are an integral part of these consolidated statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2018	2017	2016
Operating activities:
Net earnings (loss)	$30	$(1,142)	$758
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	8,231	8,168	7,743
Amortization of credit facility origination fees	41	57	89
Stock-based compensation	239	295	326
Deferred income taxes	394	519	(56)
Losses on equity investments	30	—	—
Changes in assets and liabilities:
Accounts receivable	(740)	(50)	(581)
Due from State of Delaware	(1,778)	1,565	667
Inventories	(47)	(18)	2
Prepaid expenses and other	20	(446)	204
Receivable from/payable to Dover Motorsports, Inc.	(2)	—	(51)
Income taxes receivable	200	(96)	99
Accounts payable	274	23	100
Purses due horsemen	1,719	(1,835)	176
Accrued liabilities	1,781	(127)	1,182
Deferred credits	27	(37)	(51)
Contract liabilities	402	261	93
Liability for pension benefits	(826)	(437)	(345)
Net cash provided by operating activities	9,995	6,700	10,355
Investing activities:
Capital expenditures	(4,826)	(2,193)	(2,812)
Purchase of available-for-sale securities	(41)	(59)	(55)
Proceeds from the sale of available-for-sale securities	29	48	49
Net cash used in investing activities	(4,838)	(2,204)	(2,818)
Financing activities:
Borrowings from revolving line of credit	41,290	69,280	46,850
Repayments of revolving line of credit	(46,190)	(74,630)	(53,100)
Repurchase of common stock	(74)	(74)	(66)
Credit facility fees	(33)	(35)	(40)
Net cash used in financing activities	(5,007)	(5,459)	(6,356)
Net increase (decrease) in cash	150	(963)	1,181
Cash, beginning of year	10,714	11,677	10,496
Cash, end of year	$10,864	$10,714	$11,677
Supplemental information:
Interest paid	$755	$780	$778
Income tax payments, net of refunds received	$(207)	$101	$569
Change in accounts payable for capital expenditures	$20	$(212)	$220

The Notes to the Consolidated Financial Statements are an integral part of these consolidated statements.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Business Operations

References in this document to “we,” “us” and “our” mean Dover Downs Gaming & Entertainment, Inc. and/or its wholly owned subsidiaries, as appropriate.

We are a premier gaming and entertainment resort destination whose operations consist of:

•	Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, including craps, roulette and card games such as blackjack, baccarat, 3-card and pai gow poker, the latest in slot machine offerings, multi-player electronic table games, a poker room, a Race & Sports Book operation, the Dover Downs’ Fire & Ice Lounge, the Festival Buffet, Pearl Oyster Grill, Frankie’s Italian restaurant, as well as several bars, restaurants and six retail outlets;

•Dover Downs Hotel and Conference Center — a 500 room hotel with a fine dining restaurant, full-service spa/salon, conference, banquet, ballroom and concert hall facilities; and

•Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

All of our gaming operations are located at our entertainment complex in Dover, the capital of the State of Delaware.

On July 22, 2018, we entered into a definitive merger agreement with Twin River Worldwide Holdings, Inc. (“Twin River”) pursuant to which, at closing, we will become a wholly-owned subsidiary of Twin River. The merger contemplates that our stockholders will exchange their stock for Twin River common shares representing 7.225% of the equity in the combined company at closing. Common Stock and Class A Common Stock of Dover Downs will be treated equally in the merger. The transaction is intended to qualify as a tax-free reorganization (except for cash paid in lieu of fractional shares). The merger agreement requires the approval of our stockholders and a special meeting of our stockholders is scheduled for March 26, 2019. Closing under the merger agreement is tentatively scheduled to be on or about March 28, 2019, subject to the approval of our stockholders and other customary closing conditions.

On May 14, 2018, a U.S. Supreme Court decision overturned the Professional and Amateur Sports Protection Act. As a result, on June 5, 2018 our Race & Sports Book operation began offering a full range of betting on professional and college sports, including single game wagering on a wide variety of sports, including football, baseball, basketball, boxing, mixed martial arts, hockey and soccer.

Dover Downs Gaming & Entertainment, Inc. is a public holding company that has two wholly owned subsidiaries: Dover Downs, Inc. and Dover Downs Gaming Management Corp. Dover Downs, Inc. was incorporated in 1967 and began motorsports and harness racing operations in 1969. In June of 1994, legislation authorizing video lottery operations in the State of Delaware (the “State”) was adopted. Our casino operations began on December 29, 1995. As a result of several restructurings, Dover Downs, Inc. became a wholly owned subsidiary of Dover Motorsports, Inc. (formerly known as Dover Downs Entertainment, Inc.) (“DVD”), and became the operating entity for all of DVD’s gaming operations.

Dover Downs Gaming & Entertainment, Inc. was incorporated in the State in December of 2001 as a wholly owned subsidiary of DVD. Effective March 31, 2002, DVD completed a tax-free spin-off of its gaming operations by contributing 100% of the issued and outstanding common stock of Dover Downs, Inc. to Dover Downs Gaming & Entertainment, Inc., and subsequently distributing 100% of our issued and outstanding common stock to DVD stockholders. Immediately following the spin-off, Dover Downs Gaming & Entertainment, Inc. became an independent publicly traded company.

Dover Downs, Inc. is authorized to conduct video lottery, sports wagering, table game and internet gaming operations as one of three “Licensed Agents” under the Delaware State Lottery Code. Licensing, administration and control of gaming operations in Delaware is under the Delaware State Lottery Office and Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Our license from the Delaware Harness Racing Commission (the “Commission”) to hold harness race meetings on our premises and to offer pari-mutuel wagering on live and simulcast horse races must be renewed on an annual basis. In order to maintain our gaming license, we are required to maintain our harness horse racing license. We have received an annual license from the Commission for the past 50 consecutive years and management believes that our relationship with the Commission remains good.

Due to the nature of our business activities, we are subject to various federal, state and local regulations. As part of our license arrangements, we are subject to various taxes and fees which are subject to change by the Delaware legislature.

In recent years, the mid-Atlantic region has experienced a significant expansion in gaming venues and gaming offerings. This has had a significant adverse effect on our visitation numbers, our revenues and our profitability. Management has estimated that approximately 28% of our gaming win comes from Maryland patrons and approximately 58% of our Capital Club® member gaming win comes from out of state patrons.

In June 2018, after several years of effort, legislation providing relief to the State’s gaming industry was enacted. Senate Substitute No. 1 to Senate Bill 144, which passed with broad support in both the House and Senate, was signed by the Governor on June 30, 2018. Effective July 1, 2018, the Bill revised the State’s share of gross table game revenues from 29.4% to 15.5%; eliminated the table game license fee for each video lottery agent, provided that the agent increase certain expenditures on marketing, wages and benefits; reduced the State’s share of gross slot machine revenues by 1%, with a further 2% reduction possible, beginning July 1, 2019, for each video lottery agent, provided that the agent make certain qualified capital expenditures; and increased purses to horsemen by 0.6% (over two years). The Bill also removed the prohibition against video lottery agents operating on Christmas or Easter.

NOTE 2 — Going Concern

At December 31, 2018, we had a credit agreement with a bank group (see NOTE 6 — Credit Facility). The maximum borrowing limit under the facility was $35,000,000 as of December 31, 2018 and the facility expires September 30, 2019. At December 31, 2018, there was $15,000,000 outstanding under the facility. The credit facility is classified as a current liability as of December 31, 2018 in our consolidated balance sheets as the facility expires on September 30, 2019. Our pending merger with Twin River is expected to close prior to this time and the facility would accelerate upon this change of control. If this does not occur, we will seek to refinance or extend the maturity of this obligation prior to its expiration date; however, there is no assurance that we will be able to execute this refinancing or extension or, if we are able to refinance or extend this obligation, that the terms of such refinancing or extension would be as favorable as the terms of our existing credit facility. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The report from our independent registered public accountants, KPMG LLP, dated March 21, 2019, includes an explanatory paragraph related to our ability to continue as a going concern.

NOTE 3 — Summary of Significant Accounting Policies

Basis of consolidation and presentation — The consolidated financial statements include the accounts of Dover Downs Gaming & Entertainment, Inc. and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Accounts receivable — Accounts receivable are stated at their estimated collectible amount and primarily consist of casino, hotel and other receivables which arise in the normal course of business. We issue credit in the form of  “markers” to approved casino customers who are investigated as to their credit worthiness.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Investments — Investments, which consist of mutual funds, are reported at fair-value in other assets in our consolidated balance sheets. Prior to 2018, changes in fair value were reported in other comprehensive (loss) income. Upon adopting Accounting Standards Update (“ASU”) No. 2016-01 on January 1, 2018, changes in fair value are reported in other income. See NOTE 9 — Stockholders’ Equity and NOTE 10 — Fair Value Measurements for further discussion.

Inventories — Inventories consisting primarily of food, beverage and operating supplies are stated at the lower of cost or net realizable value with cost being determined on the first-in, first-out basis.

Property and equipment — Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:

Facilities	10 – 40 years
Furniture, fixtures and equipment	3 – 10 years

We perform reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its fair value. Generally, fair value will be determined using valuation techniques such as the present value of future cash flows.

Income taxes — Deferred income taxes are provided on all differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements based upon enacted statutory tax rates in effect at the balance sheet date. Tax years after 2014 remain open to examination for federal and state income tax purposes.

We recognize interest expense and penalties on uncertain income tax positions as a component of interest expense. No interest expense or penalties were recorded for uncertain income tax matters in 2018, 2017 or 2016. As of December 31, 2018 and 2017, we had no liabilities for uncertain income tax matters.

Revenue and expense recognition — Our revenue contracts with customers consist of gaming wagers, hotel room sales, food and beverage sales, and miscellaneous other transactions. Gaming revenues represent (i) the win from slot machine, table games, internet gaming and sports wagering and (ii) commissions from pari-mutuel wagering. The difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The Delaware State Lottery Office sweeps the win from the casino operations, collects the State’s share of the win and the amount due to the vendors under contract with the State who provide the slot machines and associated computer systems, collects the amount allocable to purses for harness horse racing and remits the remainder to us as our commission for acting as a Licensed Agent. Gaming expenses include the amounts collected by the State (i) for the State’s share of the win, (ii) for remittance to the providers of the slot machines and associated computer systems, and (iii) for harness horse racing purses. We recognize revenues from sports wagering commissions, and pari-mutuel commissions earned from live harness horse racing and importing of simulcast signals from other race tracks when the event occurs.

For casino wager contracts that include complimentary goods and services provided by us to gaming patrons on a discretionary basis to incentivize gaming, we allocate a portion of the win to the complimentary goods or services delivered based upon the estimated standalone selling price.

For casino wager contracts that include incentives earned by customers under our loyalty programs, we allocate a portion of win based upon the estimated standalone selling price of such incentive. This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the goods or service. After allocating revenue to other goods and services provided as part of casino wager contracts, we record the residual amount to casino revenue.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenues from hotel room sales, food and beverage sales and other miscellaneous sources are recognized at the time the service is provided and include actual amounts paid for such services, the value of loyalty points redeemed for such services, and the portion of gaming win allocated to complimentary goods and services. Amounts received in advance for hotel rooms, convention bookings and advance ticket sales are recorded as contract liabilities until the services are provided to the customer, at which point revenue is recognized.

Our revenues disaggregated by type are as follows (in thousands):

	Years Ended December 31,
	2018	2017	2016
Gaming	$140,620	$138,684	$143,242
Other operating:
Rooms	10,859	10,515	10,832
Food and beverage	22,942	21,613	21,942
Other	5,510	5,616	5,763
	39,311	37,744	38,537
Total revenues	$179,931	$176,428	$181,779

We currently have a point loyalty program for our customers which allows them to earn points based on the volume of their gaming activity. Prior to the adoption of ASU 2014-09, Revenue from Contracts with Customers, the estimated amount of points redeemable for cash was recorded as a reduction of gaming revenue and the estimated cost of points redeemable for services and merchandise was recorded as gaming expense. Our liability for unredeemed points was based on the estimated costs of services or merchandise to be provided and estimated redemption rates. Under the new standard effective January 1, 2018, points awarded under our point loyalty program are considered a material right given to customers based on their gaming play and are accounted for as a separate performance obligation. The new standard requires us to allocate revenues associated with the customers’ gaming activity between gaming revenue and the value of the points earned after factoring in the likelihood of redemption. As a result, gaming revenues are reduced with a corresponding increase to other operating revenues or our point liability. The value of the unredeemed points is now determined based on the estimated standalone selling price of the points earned. The revenue associated with the points earned is recognized in the period in which they are redeemed. As a result of applying the new standard, our point liability increased and our retained earnings balance decreased by $499,000 ($301,000 after income taxes) at December 31, 2015. See NOTE 9 — Stockholders’ Equity. Additionally, we have recast the 2017 and 2016 consolidated statements of  (loss) earnings which resulted in additional loss of  $12,000 ($74,000 after income taxes) and additional earnings of  $48,000 ($28,000 after income taxes), respectively.

We have the following receivables related to contracts with customers; marker balances and other amounts due from gaming activities, billings for banquets and conventions, amounts due for hotel stays, and amounts due from exporting our live harness racing signals to other race tracks. As of December 31, 2018 and 2017, our contract receivables were $1,440,000 and $1,537,000, respectively. We have the following liabilities related to contracts with customers; liabilities for our point loyalty program, deposits made in advance for goods and services yet to be provided, and unpaid wagers. All of our contract liabilities are short term in nature. Loyalty points earned by customers are typically redeemed within one year from when they are earned and expire if a customer’s account is inactive for twelve months; therefore, the majority of points outstanding at the end of a period will either be redeemed or expire within the next year. Additionally, our liability for unredeemed points does not change significantly from period to period. During the years ended December 31, 2018, 2017 and 2016, we recognized approximately $2,982,000, $2,996,000 and $3,030,000 of revenues related to loyalty point redemptions and our liability at

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 was $2,342,000. Advance deposits are typically for future banquet events and to reserve hotel rooms. These deposits are usually received weeks or months in advance of the event or hotel stay. Unpaid wagers not claimed within twelve months by the customer who earned them are escheated to the state.

Prior to the adoption of ASU 2014-09, other operating revenues did not include the retail amount of hotel rooms, food and beverage and other miscellaneous goods and services provided on a complimentary basis or through our point loyalty program to customers as promotional items. The estimated direct cost of providing these items was charged to the casino through interdepartmental allocations and included in gaming marketing expenses. The new standard requires the complimentary items to be considered a separate performance obligation, which requires us to allocate a portion of revenue from a gaming transaction to other operating revenue based on the estimated standalone selling prices of the promotional items provided. For example, when a casino customer is given a complimentary room, we are now required to allocate a portion of the casino revenue earned from the customer to rooms revenue based on the estimated standalone selling price of the room. The estimated standalone selling price of hotel rooms is determined based on observable prices. The standalone selling price of food and beverage, and other miscellaneous goods and services is determined based upon the actual retail prices charged customers for those items. Revenue is recognized in the period the goods or service is provided. As a result of applying the new standard, gaming revenues and expenses decreased significantly and other operating revenues and expenses increased.

Gaming revenues allocated to rooms, food and beverage, and other revenues were as follows (in thousands):

	Years Ended December 31,
	2018	2017	2016
Rooms	$4,930	$4,932	$4,989
Food and beverage	7,931	7,367	7,436
Other	1,123	1,230	1,147
	$13,984	$13,529	$13,572

Advertising costs — Advertising costs are charged to operations as incurred. Advertising expenses were $2,039,000, $2,034,000 and $2,161,000 in 2018, 2017 and 2016, respectively.

Net earnings (loss) per common share — Nonvested share-based payment awards that include rights to dividends or dividend equivalents, whether paid or unpaid, are considered participating securities, and the two-class method of computing basic and diluted net earnings (loss) per common share (“EPS”) is applied for all periods presented. The following table sets forth the computation of EPS (in thousands, except per share amounts):

	2018	2017	2016
Net earnings (loss) per common share – basic and diluted:
Net earnings (loss)	$30	$(1,142)	$758
Allocation to nonvested restricted stock awards	(1)	—	(20)
Net earnings (loss) available to common stockholders	$29	$(1,142)	$738
Weighted-average shares outstanding	32,446	32,321	32,201
Net earnings (loss) per common share – basic and diluted	$—	$(0.04)	$0.02

There were no options outstanding and we paid no dividends during 2018, 2017 or 2016.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounting for stock-based compensation — We recorded total stock-based compensation expense for our restricted stock awards of  $239,000, $295,000 and $326,000 as general and administrative expenses for the years ended December 31, 2018, 2017 and 2016, respectively. We recorded income tax benefit of $39,000, $48,000 and $14,000 for the years ended December 31, 2018, 2017 and 2016, respectively, related to vesting of our restricted stock awards.

Use of estimates — The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities, disclosures about contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on our best estimates and judgment. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which we believe to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Volatility in credit and equity markets and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.

Segment information — We account for operating segments based on those used for internal reporting to management. We report information under a single gaming and entertainment segment.

Recent accounting pronouncements — In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans — General. This new standard makes changes to the disclosure requirements for sponsors of defined benefit pension and/or other postretirement benefit plans to improve effectiveness of notes to the financial statements. ASU 2018-14 is effective for fiscal years ending after December 15, 2020, and requires retrospective adoption. Early adoption is permitted. We are currently analyzing the impact of this ASU and we do not expect it to have a significant impact on our financial statement disclosures.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which provides the option to reclassify certain income tax effects related to the Tax Cuts and Jobs Act passed in December of 2017 between accumulated other comprehensive income and retained earnings and also requires additional disclosures. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. Adoption of this ASU is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax laws or rates were recognized. We are currently analyzing the impact of this ASU and, at this time, we have not yet determined whether we will elect to make this optional reclassification.

In March 2017, the FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715). ASU 2017-07 provides guidance on the presentation of the service cost component and the other components of net period pension cost in the consolidated statements of earnings (loss). The standard is effective for annual and interim reporting periods beginning after December 15, 2017 and requires retrospective adoption. We adopted this ASU effective January 1, 2018, which resulted in a reclassification of  $147,000 and $134,000 of pension benefit from general and administrative expenses to other income in our consolidated statements of  (loss) earnings for the years ended December 31, 2017 and 2016, respectively.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) — Classification of Certain Cash Receipts and Cash Payments, which provides guidance on how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

fiscal years. We adopted this ASU in the first quarter of 2018. The adoption of this ASU did not have an impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires that lessees recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position and also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. Early adoption is permitted. The ASU requires a transition adoption election using either 1) a modified retrospective approach with periods prior to the adoption date being recast or 2) a prospective adoption approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. We anticipate adopting this standard in the first quarter of 2019 using the prospective adoption approach and electing the practical expedients allowed under the standard. We are currently analyzing the impact of this ASU and, at this time, we are unable to determine the impact of the new standard on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Some of the amendments include the following: 1) Require certain equity investments to be measured at fair value with changes in fair value recognized in net income; 2) Simplify the impairment assessment of equity investment’s without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) Require public business entities to use exit price notion when measuring fair value of financial instruments for disclosure purposes; 4) Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting in a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; among others. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this standard effective January 1, 2018. In accordance with the standard, we reclassified $34,000, net of income taxes, of unrealized gains from accumulated other comprehensive loss to retained earnings as of January 1, 2018. See NOTE 9 — Stockholders’ Equity. Additionally, changes in fair value of equity investments will be included in other income in our consolidated statements of  (loss) earnings starting in 2018. See NOTE 10 — Fair Value Measurements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. The FASB has issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. The standard can be applied using the full retrospective method or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this standard effective January 1, 2018 using the full retrospective method. See Revenue and expense recognition above for further discussion.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The effect of the changes made to our consolidated statement of operations for the year ended December 31, 2017 for the adoption of ASU 2014-09 and ASU 2017-07, was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Adjustments Due to ASU 2017-07	Revised
Revenues
Gaming	$152,534	(13,850)	—	$138,684
Other operating	24,390	13,354	—	37,744
	176,924	(496)	—	176,428
Expenses
Gaming	146,209	(12,288)	—	133,921
Other operating	17,140	11,804	—	28,944
General and administrative	5,174	—	147	5,321
Depreciation	8,168	—	—	8,168
	176,691	(484)	147	176,354
Operating earnings	233	(12)	(147)	74
Interest expense	(840)	—	—	(840)
Other income	—	—	147	147
Loss before income taxes	(607)	(12)	—	(619)
Income tax expense	(461)	(62)	—	(523)
Net loss	$(1,068)	(74)	—	$(1,142)

The cumulative effect of the changes made to our December 31, 2017 consolidated balance sheet for the adoption of ASU 2014-09 was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Assets
Deferred income taxes	$1,630	$156	$1,786
Liabilities
Accounts payable	3,769	(1,198)	2,571
Accrued liabilities	9,811	(1,700)	8,111
Deferred credits	316	(267)	49
Contract liabilities	—	3,724	3,724
Stockholders’ equity
Retained earnings	110,220	(403)	109,817

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The effect of the changes made to our consolidated statement of cash flows for the year ended December 31, 2017 for the adoption of ASU 2014-09, was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Net loss	$(1,068)	$(74)	$(1,142)
Deferred income taxes	457	62	519
Accounts payable	232	(209)	23
Accrued liabilities	(79)	(48)	(127)
Deferred credits	(45)	8	(37)
Contract liabilities	—	261	261

The effect of the changes made to our consolidated statement of earnings for the year ended December 31, 2016 for the adoption of ASU 2014-09 and ASU 2017-07, was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Adjustments Due to ASU 2017-07	Revised
Revenues
Gaming	$157,226	(13,984)	—	$143,242
Other operating	25,066	13,471	—	38,537
	182,292	(513)	—	181,779
Expenses
Gaming	149,577	(12,182)	—	137,395
Other operating	17,316	11,717	—	29,033
General and administrative	5,375	—	134	5,509
Depreciation	7,743	—	—	7,743
	180,011	(465)	134	179,680
Operating earnings	2,281	(48)	(134)	2,099
Interest expense	(863)	—	—	(863)
Other income	—	—	134	134
Earnings before income taxes	1,418	(48)	—	1,370
Income tax expense	(632)	20	—	(612)
Net earnings	$786	(28)	—	$758

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The cumulative effect of the changes made to our December 31, 2016 consolidated balance sheet for the adoption of ASU 2014-09 was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Assets
Deferred income taxes	$2,020	$218	$2,238
Liabilities
Accounts payable	3,749	(989)	2,760
Accrued liabilities	9,854	(1,652)	8,202
Deferred credits	361	(275)	86
Contract liabilities	—	3,463	3,463
Liability for pension benefits	7,775	—	7,775
Stockholders’ equity
Retained earnings	111,288	(329)	110,959

The effect of the changes made to our consolidated statement of cash flows for the year ended December 31, 2016 for the adoption of ASU 2014-09, was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Net earnings	$786	$(28)	$758
Deferred income taxes	(36)	(20)	(56)
Accounts payable	149	(49)	100
Accrued liabilities	1,174	8	1,182
Deferred credits	(47)	(4)	(51)
Contract liabilities	—	93	93

The cumulative effect of the changes made to our January 1, 2016 consolidated balance sheet for the adoption of ASU 2014-09 was as follows (in thousands):

	As Originally Reported	Adjustments Due to ASU 2014-09	Revised
Assets
Deferred income taxes	$482	$198	$680
Liabilities
Accounts payable	3,380	(940)	2,440
Accrued liabilities	8,635	(1,660)	6,975
Deferred credits	408	(271)	137
Contract liabilities	—	3,370	3,370
Liability for pension benefits	7,509	—	7,509
Stockholders’ equity
Retained earnings	110,502	(301)	110,201

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Reclassifications — Certain amounts in the prior year financial statements have been reclassified to conform to the current-year presentation. The impact of the reclassifications made to prior year amounts are not material and did not affect net earnings.

NOTE 4 — Property and Equipment

Property and equipment consists of the following as of December 31:

	2018	2017
Land	$785,000	$785,000
Casino facility	77,027,000	77,027,000
Hotel facility	114,505,000	113,763,000
Harness racing facilities	10,983,000	10,982,000
General facilities	17,431,000	16,935,000
Furniture, fixtures and equipment	61,874,000	58,960,000
Construction in progress	688,000	222,000
	283,293,000	278,674,000
Less accumulated depreciation	(151,971,000)	(144,147,000)
	$131,322,000	$134,527,000

NOTE 5 — Accrued Liabilities

Accrued liabilities consist of the following as of December 31:

	2018	2017
Payroll and related items	$2,488,000	$2,558,000
Win due to Delaware State Lottery Office	4,822,000	3,688,000
Other	2,578,000	1,865,000
	$9,888,000	$8,111,000

NOTE 6 — Credit Facility

On September 13, 2018, we modified our $32,500,000 credit agreement with our bank group. The credit facility was modified to extend the maturity date to September 30, 2019. Interest is based upon LIBOR plus a margin that varies between 150 and 350 basis points (175 basis points at December 31, 2018) depending on the leverage ratio. The credit facility is secured by a mortgage on and security interest in all real and personal property owned by our wholly owned subsidiary Dover Downs, Inc. The credit facility contains certain covenants including maximum ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”), and a minimum fixed charge coverage ratio. Material adverse changes in our results of operations could impact our ability to satisfy these requirements. In addition, the credit agreement includes a material adverse change clause and prohibits the payment of dividends. The credit facility provides for seasonal funding needs, capital improvements and other general corporate purposes. At December 31, 2018, there was $15,000,000 outstanding at an interest rate of 4.25% and $17,500,000 was available pursuant to the facility. Additionally, we were in compliance with all terms of the facility at December 31, 2018 and we expect to be in compliance with the financial covenants, and all other covenants, for all measurement periods through September 30, 2019, the expiration date of the facility.

The credit facility is classified as a current liability as of December 31, 2018 in our consolidated balance sheets as the facility expires on September 30, 2019. Our pending merger with Twin River is expected to close prior to this time and the facility would accelerate upon this change of control. If this

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

does not occur, we will seek to refinance or extend the maturity of this obligation prior to its expiration date; however, there is no assurance that we will be able to execute this refinancing or extension or, if we are able to refinance or extend this obligation, that the terms of such refinancing or extension would be as favorable as the terms of our existing credit facility. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The report from our independent registered public accountants, KPMG LLP, dated March 21, 2019, includes an explanatory paragraph related to our ability to continue as a going concern.

NOTE 7 — Income Taxes

The current and deferred income tax (expense) benefit is as follows:

	Years ended December 31,
	2018	2017	2016
Current:
Federal	$9,000	$—	$(513,000)
State	(2,000)	(4,000)	(155,000)
	7,000	(4,000)	(668,000)
Deferred:
Federal	(259,000)	(558,000)	50,000
State	(135,000)	39,000	6,000
	(394,000)	(519,000)	56,000
Total income tax expense	$(387,000)	$(523,000)	$(612,000)

A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:

	Years ended December 31,
	2018	2017	2016
Federal tax at statutory rate	21.0%	34.0%	34.0%
State taxes, net of federal benefit	6.4%	5.4%	6.0%
Non-deductible stock based compensation	6.6%	(11.6)%	8.7%
Federal tax credit for payroll tax on employee tips	(13.7)%	6.6%	(4.9)%
Non-deductible merger costs	75.1%	—	—
Tax Cuts and Jobs Act	—	(117.8)%	—
Other	(2.6)%	(1.1)%	0.9%
Effective income tax rate	92.8%	(84.5)%	44.7%

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of deferred income tax assets and liabilities are as follows as of December 31:

	2018	2017
Deferred income tax assets:
Point loyalty program	$653,000	$630,000
Accrued expenses	2,725,000	2,827,000
Federal tax credits	187,000	131,000
Other	223,000	129,000
Total deferred income tax assets	3,788,000	3,717,000
Deferred income tax liabilities:
Depreciation — property and equipment	(2,332,000)	(1,931,000)
Total deferred income tax liabilities	(2,332,000)	(1,931,000)
Net deferred income tax assets	$1,456,000	$1,786,000
Amounts recognized in the consolidated balance sheet: Noncurrent deferred income tax assets	$1,456,000	$1,786,000

The passage of the Tax Cuts and Jobs Act in December of 2017 lowered our federal income tax rate to 21% beginning in 2018 requiring us to revalue our net deferred federal tax assets at December 31, 2017. This resulted in a $662,000 decrease in our net deferred income tax assets and a corresponding increase in deferred income tax expense.

NOTE 8 — Pension Plans

We maintain a non-contributory, tax qualified defined benefit pension plan that has been frozen since July 2011. All of our full time employees were eligible to participate in this qualified pension plan. Benefits provided by our qualified pension plan were based on years of service and employees’ remuneration over their term of employment. Compensation earned by employees up to July 31, 2011 is used for purposes of calculating benefits under our pension plan with no future benefit accruals after this date. We also maintain a non-qualified, non-contributory defined benefit pension plan, the excess plan, for certain employees that has been frozen since July 2011. This excess plan provided benefits that would otherwise be provided under the qualified pension plan but for maximum benefit and compensation limits applicable under federal tax law. The cost associated with the excess plan is determined using the same actuarial methods and assumptions as those used for our qualified pension plan. The assets for the excess plan aggregate $327,000 and $344,000 as of December 31, 2018 and 2017, respectively, and are recorded in other assets in our consolidated balance sheets (see NOTE 10 — Fair Value Measurements).

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the plans’ funded status and amounts recognized in our consolidated balance sheets as of December 31:

	2018	2017
Change in benefit obligation:
Benefit obligation at beginning of year	$25,028,000	$23,187,000
Interest cost	853,000	873,000
Actuarial (gain) loss	(2,156,000)	1,597,000
Benefits paid	(617,000)	(629,000)
Benefit obligation at end of year	23,108,000	25,028,000
Change in plan assets:
Fair value of plan assets at beginning of year	17,057,000	14,960,000
Actual (loss) gain on plan assets	(1,189,000)	2,436,000
Employer contribution	489,000	290,000
Benefits paid	(617,000)	(629,000)
Fair value of plan assets at end of year	15,740,000	17,057,000
Unfunded status	$(7,368,000)	$(7,971,000)

The following table presents the amounts recognized in our consolidated balance sheets as of December 31:

	2018	2017
Accrued liabilities	$(485,000)	$(488,000)
Liability for pension benefits	(6,883,000)	(7,483,000)
	$(7,368,000)	$(7,971,000)

Amounts recognized in accumulated other comprehensive loss that have not yet been recognized as components of net periodic pension benefit at December 31 are as follows:

	2018	2017
Net actuarial loss, pre-tax	$8,107,000	$7,885,000

The components of net periodic pension benefit for the years ended December 31, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
Interest cost	$853,000	$873,000	$867,000
Expected return on plan assets	(1,352,000)	(1,181,000)	(1,137,000)
Recognized net actuarial loss	163,000	161,000	136,000
	$(336,000)	$(147,000)	$(134,000)

The net periodic pension benefit is included in other income in our consolidated statements of  (loss) earnings.

For the year ending December 31, 2019, we expect to recognize the following amount as a component of net periodic benefit which is included in accumulated comprehensive loss as of December 31, 2018:

Actuarial loss	$180,000

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The principal assumptions used to determine the net periodic pension benefit for the years ended December 31, 2018, 2017 and 2016, and the actuarial value of the benefit obligation at December 31, 2018 and 2017 (the measurement dates) for our pension plans are as follows:

	Net Periodic Pension Cost			Benefit Obligation
	2018	2017	2016	2018	2017
Weighted-average discount rate	3.9%	4.3%	4.4%	4.4%	3.9%
Weighted-average rate of compensation increase	n/a	n/a	n/a	n/a	n/a
Expected long-term rate of return on plan assets	8.0%	8.0%	8.0%	n/a	n/a

We use the spot rate approach to determine the benefit obligation and the subsequent years’ interest cost component of the net periodic pension benefit. This method uses individual spot rates along the yield curve that correspond with the timing of each benefit payment and will provide a more precise measurement of the interest cost by improving the correlation between projected benefit cash flows and the corresponding spot yield curve rates.

For 2018, we assumed a long-term rate of return on plan assets of 8.0%. In developing the expected long-term rate of return assumption, we reviewed asset class return expectations and long-term inflation assumptions and considered our historical compounded return, which was consistent with our long-term rate of return assumption.

In determining the 2017 pension liability, we used the Society of Actuaries’ (“SOA”) RP-2014 mortality tables and the MP-2017 mortality improvement tables, which along with a lower discount rate, resulted in an increase in our benefit obligation and accumulated other comprehensive loss at December 31, 2017. For 2018, we adopted the updated MP-2018 mortality improvement tables. These new mortality tables, along with the lower discount rate, resulted in an increase in our benefit obligation and accumulated other comprehensive loss at December 31, 2018.

Our investment goals are to achieve a combination of moderate growth of capital and income with moderate risk. Acceptable investment vehicles will include mutual funds, exchange-traded funds (ETFs), limited partnerships, and individual securities. Our target allocations for plan assets are 60% equities and 40% fixed income. Of the equity portion, 50% will be invested in passively managed securities using ETFs and the other 50% will be invested in actively managed investment vehicles. We address diversification by investing in mutual funds and ETFs which hold large, mid and small capitalization U.S. stocks, international (non-U.S.) equity, REITS, and real assets (consisting of inflation-linked bonds, real estate and natural resources). A sufficient percentage of investments will be readily marketable in order to be sold to fund benefit payment obligations as they become payable.

The fair values of our pension assets as of December 31, 2018 by asset category are as follows (refer to NOTE 10 — Fair Value Measurements for a description of Level 1, Level 2 and Level 3 categories):

Asset Category	Total	Level 1	Level 2	Level 3
Mutual funds/ETFs:
Equity – large cap	$4,333,000	$4,333,000	$—	$—
Equity – mid cap	1,736,000	1,736,000	—	—
Equity – small cap	2,168,000	2,168,000	—	—
Equity – international	2,404,000	2,404,000	—	—
Fixed income	4,719,000	4,719,000	—	—
Money market	380,000	380,000	—	—
Total mutual funds/ETFs	$15,740,000	$15,740,000	$—	$—

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair values of our pension assets as of December 31, 2017 by asset category are as follows (refer to NOTE 10 — Fair Value Measurements for a description of Level 1, Level 2 and Level 3 categories):

Asset Category	Total	Level 1	Level 2	Level 3
Mutual funds/ETFs:
Equity – large cap	$5,571,000	$5,571,000	$—	$—
Equity – mid cap	2,048,000	2,048,000	—	—
Equity – small cap	2,705,000	2,705,000	—	—
Equity – international	3,385,000	3,385,000	—	—
Fixed income	2,863,000	2,863,000	—	—
Money market	485,000	485,000	—	—
Total mutual funds/ETFs	$17,057,000	$17,057,000	$—	$—

We expect to contribute approximately $460,000 to our defined benefit pension plans in 2019.

Estimated future benefit payments are as follows:

2019	$1,301,000
2020	$877,000
2021	$904,000
2022	$954,000
2023	$1,040,000
2024 – 2028	$5,904,000

We also maintain a non-elective, non-qualified supplemental executive retirement plan (“SERP”) which provides deferred compensation to certain highly compensated employees that approximates the value of benefits lost by the freezing of the pension plan which are not offset by our enhanced matching contribution in our 401(k) plan. The SERP is a discretionary defined contribution plan and contributions made to the SERP in any given year are not guaranteed and will be at the sole discretion of our Compensation and Stock Incentive Committee. During 2018, 2017 and 2016, we recorded expenses of $68,000, $120,000 and $124,000, respectively, related to the SERP. During 2018, 2017 and 2016, we contributed $84,000, $122,000 and $99,000 to the plan, respectively. The liability for SERP pension benefits was $104,000 and $120,000 as of December 31, 2018 and 2017, respectively, and is included in accrued liabilities in our consolidated balance sheets.

We maintain a defined contribution 401(k) plan which permits participation by substantially all employees. Our matching contributions to the 401(k) plan were $832,000, $842,000 and $833,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — Stockholders’ Equity

Changes in the components of stockholders’ equity are as follows (in thousands, except per share amounts):

	Common Stock	Class A Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss
Balance at December 31, 2015 – as reported	$1,799	$1,487	$5,424	$110,502	$(4,204)
Adoption of ASU 2014-09 (see NOTE 3)	—	—	—	(301)	—
Balance at December 31, 2015 – revised	1,827	1,487	5,877	110,201	(4,699)
Net earnings – revised (see NOTE 3)	—	—	—	758	—
Issuance of nonvested stock awards, net of forfeitures	22	—	(22)	—	—
Stock-based compensation	—	—	326	—	—
Change in net actuarial loss and prior service cost, net of income tax benefit of $261	—	—	—	—	(395)
Unrealized gain on available-for-sale securities, net of income tax expense of $1	—	—	—	—	3
Repurchase and retirement of common stock	(7)	—	(59)	—	—
Balance at December 31, 2016 – revised	1,814	1,487	5,669	110,959	(4,596)
Net loss – revised (see NOTE 3)	—	—	—	(1,142)	—
Issuance of nonvested stock awards, net of forfeitures	20	—	(20)	—	—
Stock-based compensation	—	—	295	—	—
Change in net actuarial loss and prior service cost, net of income tax benefit of $72	—	—	—	—	(109)
Unrealized gain on available-for-sale securities, net of income tax expense of $4	—	—	—	—	6
Repurchase and retirement of common stock	(7)	—	(67)	—	—
Balance at December 31, 2017 – revised	1,827	1,487	5,877	109,817	(4,699)
Adoption of ASU 2016-01 (see Note 3)	—	—	—	34	(34)
Net earnings	—	—	—	30	—
Issuance of nonvested stock awards, net of forfeitures	21	—	(21)	—	—
Stock-based compensation	—	—	239	—	—
Change in net actuarial loss and prior service cost, net of income tax benefit of $62	—	—	—	—	(160)
Repurchase and retirement of common stock	(7)	—	(67)	—	—
Balance at December 31, 2018	$1,841	$1,487	$6,028	$109,881	$(4,893)

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2018 and 2017, accumulated other comprehensive loss consists of the following:

	2018	2017
Net actuarial loss and prior service cost not yet recognized in net periodic benefit cost, net of income tax benefit of $3,214,000 and $3,152,000, respectively	$(4,893,000)	$(4,733,000)
Accumulated unrealized gain on available-for-sale securities, net of income tax expense of $23,000	—	34,000
Accumulated other comprehensive loss	$(4,893,000)	$(4,699,000)

We have 125,000,000 shares of authorized capital stock which consists of 74,000,000 shares of common stock, par value $.10 per share; 50,000,000 shares of Class A common stock, par value $.10 per share; and 1,000,000 shares of preferred stock, par value $.10 per share.

The holders of common stock are entitled to one vote per share and the holders of our Class A common stock are entitled to 10 votes per share. There is no cumulative voting. Shares of Class A common stock are convertible at any time into our shares of common stock on a one-for-one basis at the option of the stockholder. Subject to rights of any preferred stockholder, holders of our common stock and Class A common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. At the discretion of our Board of Directors, we may pay to the holders of common stock a cash dividend greater than the dividend, if any, paid to the holders of Class A common stock.

Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. Accordingly, we have a restrictive legend on our shares of common stock which require that (a) any holders of common stock found to be disqualified or unsuitable or not possessing the qualifications required by any appropriate gaming authority could be required to dispose of such stock and (b) any holder of common stock intending to acquire 10% or more of our outstanding common stock must first obtain prior written approval from the Delaware State Lottery Office.

We adopted a stockholder rights plan in 2012. The rights are attached to and trade in tandem with our common stock and Class A common stock. Each right entitles the registered holder to purchase from us one share of common stock. The rights, unless earlier redeemed by our Board of Directors, will detach and trade separately from our common stock upon the occurrence of certain events such as the unsolicited acquisition by a third party of beneficial ownership of 10% or more of our outstanding combined common stock and Class A common stock or the announcement by a third party of the intent to commence a tender or exchange offer for 10% or more of our outstanding combined common stock and Class A common stock. After the rights have detached, the holders of such rights would generally have the ability to purchase such number of either shares of our common stock or stock of an acquirer of ours having a market value equal to twice the exercise price of the right being exercised, thereby causing substantial dilution to a person or group of persons attempting to acquire control of us. The rights may serve as a significant deterrent to unsolicited attempts to acquire control of us, including transactions involving a premium to the market price of our stock. This rights agreement expires on January 1, 2022, unless earlier redeemed.

On January 23, 2013, our Board of Directors suspended the quarterly dividend. In addition, our credit facility prohibits the payment of dividends. See NOTE 6 — Credit Facility.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On October 23, 2002, our Board of Directors authorized the repurchase of up to 3,000,000 shares of our outstanding common stock. The purchases may be made in the open market or in privately negotiated transactions as conditions warrant. The repurchase authorization has no expiration date, does not obligate us to acquire any specific number of shares and may be suspended at any time. No purchases of our equity securities were made pursuant to this authorization during 2018 or 2017. At December 31, 2018, we had remaining repurchase authority of 1,653,333 shares. At present we are not permitted to make such purchases under our credit facility.

During the years ended December 31, 2018, 2017 and 2016, we purchased and retired 72,722, 70,483 and 67,555 shares of our outstanding common stock for $74,000, $74,000 and $66,000, respectively. These purchases were made from employees in connection with the vesting of restricted stock awards under our stock incentive plan and were not pursuant to the aforementioned repurchase authorization. Since the vesting of a restricted stock award is a taxable event to our employees for which income tax withholding is required, the plan allows employees to surrender to us some of the shares that would otherwise have transferred to the employee in satisfaction of their tax liability. The surrender of these shares is treated by us as a purchase of the shares.

We have a stock incentive plan which provides for the grant of up to 2,000,000 shares of common stock to our officers and key employees through stock options and/or awards valued in whole or in part by reference to our common stock, such as nonvested restricted stock awards. Under the plan, nonvested restricted stock vests an aggregate of twenty percent each year beginning on the second anniversary date of the grant. The aggregate market value of the nonvested restricted stock at the date of issuance is being amortized on a straight-line basis over the six-year period. As of December 31, 2018, there were 911,278 shares available for granting options or stock awards.

Nonvested restricted stock activity for the year ended December 31, 2018 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	820,400	$1.22
Granted	213,500	$1.01
Vested	(197,200)	$1.52
Nonvested at December 31, 2018	836,700	$1.10

The aggregate market value of the nonvested restricted stock at the date of issuance is being amortized on a straight-line basis over the six-year service period or the service period remaining until normal retirement age, if shorter. The total fair value of shares vested during the years ended December 31, 2018, 2017 and 2016 based on the weighted average grant date fair value was $300,000, $381,000 and $477,000, respectively. The grant-date fair value per share of restricted stock awards granted during the years ended December 31, 2018, 2017 and 2016 was $1.01, $1.05 and $0.97, respectively. We recorded, within general and administrative expenses, compensation expense of  $239,000, $295,000 and $326,000 related to restricted stock awards for the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, there was $452,000 of total deferred compensation cost related to nonvested restricted stock awards granted to employees under our stock incentive plan. That cost is expected to be recognized over a weighted-average period of 3.7 years.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — Fair Value Measurements

Our financial instruments are classified and disclosed in one of the following three categories:

Level 1:   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:   Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:   Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following table summarizes the valuation of our financial instrument pricing levels as of December 31, 2018 and 2017:

	Total	Level 1	Level 2	Level 3
2018
Available-for-sale securities	$327,000	$327,000	$—	$—
2017
Available-for-sale securities	$344,000	$344,000	$—	$—

Our equity investments consist of mutual funds. These investments are included in other assets in our consolidated balance sheets. Gains and losses on our equity investments for the year ended December 31, 2018 are as follows:

Net losses recognized during the period on equity investments	$(30,000)
Less: net gains recognized during the period on equity investments sold during the period	(5,000)
Unrealized losses recognized during the period on equity investments still held at period end	$(35,000)

The carrying amounts of other financial instruments reported in our consolidated balance sheets for current assets and current liabilities approximates their fair values because of the short maturity of these instruments.

At December 31, 2018 and 2017, there was $15,000,000 and $19,900,000, respectively, outstanding under our revolving credit agreement. The borrowings under our revolving credit agreement bear interest at the variable rate described in NOTE 6 — Credit Facility and therefore we believe approximate fair value.

NOTE 11 — Related Party Transactions

During the years ended December 31, 2018, 2017 and 2016, we allocated costs of  $1,775,000, $1,862,000 and $1,952,000, respectively to DVD, a company related through common ownership, for certain administrative and operating services, including leased space. DVD allocated certain administrative and operating service costs of  $189,000, $187,000 and $158,000, respectively, to us for the years ended December 31, 2018, 2017 and 2016. The allocations were based on an analysis of each company’s share of the costs. In connection with DVD’s 2018, 2017 and 2016 NASCAR event weekends at Dover International Speedway, we provided certain services, primarily catering, for which DVD was invoiced $847,000, $903,000 and $876,000, respectively. Additionally, DVD invoiced us $211,000, $224,000 and $200,000 during 2018, 2017 and 2016, respectively, for tickets, their commission for suite catering and other services to the NASCAR events. As of December 31, 2018 and 2017, respectively, our consolidated balance sheets included $9,000 and $7,000 in receivables from DVD for the aforementioned items. We settled these items in January of 2019 and 2018. The net costs incurred by each company for these services are not necessarily indicative of the costs that would have been incurred if the companies had been unrelated entities and/or had otherwise independently managed these functions; however, management believes that these costs are reasonable.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Prior to our spin-off from DVD in 2002, both companies shared certain real property in Dover, Delaware. At the time of the spin-off, some of this real property was transferred to us to ensure that the real property holdings of each company was aligned with its past uses and future business needs. During our harness racing season, we have historically used the 5/8-mile harness racing track that is located on DVD’s property and is on the inside of its one-mile motorsports superspeedway. In order to continue this historic use, DVD granted a perpetual easement to the harness track to us at the time of the spin-off. This perpetual easement allows us to have exclusive use of the harness track during the period beginning November 1 of each year and ending April 30 of the following year, together with set up and tear down rights for the two weeks before and after such period. The easement requires that we maintain the harness track but does not require the payment of any rent.

Various easements and agreements relative to access, utilities and parking have also been entered into between us and DVD relative to our respective Dover, Delaware facilities. DVD pays rent to us for the lease of its principal executive office space. We also allow DVD to use our indoor grandstands in connection with DVD’s two annual motorsports weekends. We do not assess rent for this nominal use and may discontinue the use at our discretion.

In conjunction with the spin-off from DVD, we and DVD entered into various agreements that addressed the allocation of assets and liabilities between the two companies and that define the companies’ relationship after the separation. Among these are the Real Property Agreement and the Transition Support Services Agreement.

The Real Property Agreement governs certain real property transfers, leases and easements affecting our Dover, Delaware facility.

The Transition Support Services Agreement provides for each of us and DVD to provide each other with certain administrative and operational services. The party receiving the services is required to pay for them within 30 business days after receipt of an invoice at rates agreed upon by us and DVD. The agreement may be terminated in whole or in part 90 days after the request of the party receiving the services or 180 days after the request of the party providing the services.

Henry B. Tippie, Chairman of our Board of Directors, controls in excess of fifty percent of our voting power. Mr. Tippie’s voting control emanates from his direct and indirect holdings of common stock and Class A common stock and from his status as a trustee of the RMT Trust, our largest stockholder. This means that Mr. Tippie has the ability to determine the outcome of our election of directors and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power.

Patrick J. Bagley, Timothy R. Horne, Denis McGlynn, Jeffrey W. Rollins, R. Randall Rollins and Henry B. Tippie are all Directors of ours and DVD. Denis McGlynn is the President and Chief Executive Officer of both companies, Klaus M. Belohoubek is the Senior Vice President — General Counsel and Secretary of both companies and Timothy R. Horne is the Senior Vice President — Finance and Chief Financial Officer of both companies. Mr. Tippie controls in excess of fifty percent of the voting power of DVD.

NOTE 12 — Commitments and Contingencies

We are a party to ordinary routine litigation incidental to our business. Management does not believe that the resolution of any of these matters is likely to have a material adverse effect on our results of operations, financial position or cash flows.

We have employment, severance and noncompete agreements with certain of our officers and directors under which certain change of control, severance and noncompete payments and benefits might become payable in the event of a change in our control, defined to include a tender offer or the closing of a merger

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

or similar corporate transactions. In the event of such a change in our control and the subsequent termination of employment of all employees covered under these agreements, we estimate that the maximum contingent liability would range from $10,000,000 to $11,900,000 depending on the tax treatment of the payments.

To the extent that any of the potential payments or benefits due under the agreements constitute an excess “parachute payment” under the Internal Revenue Code and result in the imposition of an excise tax, each agreement requires that we pay the amount of such excise tax plus any additional amounts necessary to place the officer or director in the same after-tax position as he would have been had no excise tax been imposed. We estimate that the tax gross ups that could be paid under the agreements in the event the agreements were triggered due to a change of control could be between $1,700,000 and $3,600,000 and these amounts have been included in the maximum contingent liability disclosed above. This maximum tax gross up assumes that none of the payments made after the hypothetical change in control would be characterized as reasonable compensation for services rendered. Each agreement with an executive officer provides that fifty percent of the monthly amount paid during the term is paid in consideration of the executive officer’s non-compete covenants. The exclusion of these amounts would reduce the calculated amount of excess parachute payments subject to tax. We are unable to conclude whether the Internal Revenue Service would characterize all or some of these non-compete payments as reasonable compensation for services rendered.

NOTE 13 — Quarterly Results (unaudited)

	March 31	June 30	September 30(a)	December 31(a)(b)
Year Ended December 31, 2018
Revenues	$43,159,000	$44,133,000	$46,007,000	$46,632,000
Operating (loss) earnings	$(235,000)	$356,000	$(43,000)	$827,000
Net (loss) earnings	$(273,000)	$153,000	$(269,000)	$419,000
Net (loss) earnings per share – basic and diluted	$(0.01)	$—	$(0.01)	$0.01
Year Ended December 31, 2017
Revenues	$44,012,000	$43,141,000	$44,961,000	$44,314,000
Operating (loss) earnings	$(12,000)	$182,000	$(38,000)	$(58,000)
Net (loss) earnings	$(196,000)	$33,000	$(138,000)	$(841,000)
Net (loss) earnings per share – basic and diluted	$(0.01)	$—	$—	$(0.03)

(a) Merger costs, which are non-deductible for income tax purposes, of  $765,000 and $325,000 were expensed in the third and fourth quarters of 2018, respectively.

(b) In the fourth quarter of 2017, the passage of the Tax Cuts and Jobs Act lowered our future federal income tax rate to 21% requiring us to revalue net deferred federal tax assets. As a result, net loss and net loss per share — basic and diluted increased by $662,000 and $0.02, respectively. See NOTE 7 — Income Taxes.

Per share data amounts for the quarters have each been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts due to differences in the weighted-average common shares outstanding during each period.

Our quarterly operating results are affected by weather and the general economic conditions in the United States. Additionally, given our high level of fixed operating costs, fluctuations in our business volume can lead to variations in quarterly operating results.